SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 10)

EPL Oil & Gas, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

29270U303
(CUSIP Number)

Steven J. Pully
Carlson Capital, L.P.
2100 McKinney Avenue, Suite 1800
Dallas, TX 75201
(214) 932-9600

with a copy to
David E. Rosewater
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 3, 2014
(Date of Event which Requires
Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Page 1 of 13 Pages)

--------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 2 of 13 Pages

1	NAME OF REPORTING PERSON Double Black Diamond Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 3 of 13 Pages

1	NAME OF REPORTING PERSON Black Diamond Offshore Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 4 of 13 Pages

1	NAME OF REPORTING PERSON Double Black Diamond Intermediate Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 5 of 13 Pages

1	NAME OF REPORTING PERSON Double Black Diamond, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 6 of 13 Pages

1	NAME OF REPORTING PERSON Carlson Capital, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON* PN

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 7 of 13 Pages

1	NAME OF REPORTING PERSON Asgard Investment Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 8 of 13 Pages

1	NAME OF REPORTING PERSON Asgard Investment Corp. II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 9 of 13 Pages

1	NAME OF REPORTING PERSON Clint D. Carlson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON 0
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) 0.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 10 of 13 Pages

1	NAME OF REPORTING PERSON Steven J. Pully
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) (see Item 5) %
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 11 of 13 Pages

This Amendment No. 10 ("Amendment No. 10") amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on December 3, 2007 (the "Original Schedule 13D"), Amendment No. 1 to the Original Schedule 13D filed with the SEC on January 25, 2008 ("Amendment No. 1"), Amendment No. 2 to the Original Schedule 13D filed with the SEC on March 4, 2008 ("Amendment No. 2"), Amendment No. 3 to the Original Schedule 13D filed with the SEC on March 17, 2008 ("Amendment No. 3"), Amendment No. 4 to the Original Schedule 13D filed with the SEC on April 3, 2008 ("Amendment No. 4"), Amendment No. 5 to the Original Schedule 13D filed with the SEC on March 9, 2009 ("Amendment No. 5"), Amendment No. 6 to the Original Schedule 13D filed with the SEC on September 25, 2009 ("Amendment No. 6"), Amendment No. 7 to the Original Schedule 13D filed with the SEC on July 2, 2012 ("Amendment No. 7"), Amendment No. 8 to the Original Schedule 13D filed with the SEC on March 14, 2013 ("Amendment No. 8") and Amendment No. 9 to the Original Schedule 13D filed with the SEC on May 9, 2013 ("Amendment No. 9" and together with the Original Schedule 13D, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8 and this Amendment No. 10, the "Schedule 13D") with respect to the shares of common stock, par value $0.001 per share (the "Common Stock"), of EPL Oil & Gas, Inc. (the "Issuer"). Capitalized terms used herein and not otherwise defined in this Amendment No. 10 have the meanings set forth in the Schedule 13D. This Amendment No. 10 amends Items 4 and 5 as set forth below. Except as set forth herein, the Schedule 13D is unmodified. This Amendment No. 10 constitutes an “exit filing” with respect to the Reporting Persons.

Item 4.	Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by the addition of the following:

As discussed in the Current Report on Form 8-K filed by the Issuer with the SEC on June 3, 2014, the Issuer and Energy XXI (Bermuda) Limited ("Energy XXI") entered into a definitive merger agreement on March 12, 2014, pursuant to which all of the Issuer's outstanding Common Stock was converted into either cash or shares of common stock of Energy XXI on June 3, 2014. Accordingly, the Reporting Persons no longer hold the shares of Common Stock previously reported in the Schedule 13D.

Item 5.	Interest in Securities of the Issuer.

Paragraphs (a), (b), (c) and (e) of Item 5 of the Schedule 13D are hereby amended and restated as follows:

(a) – (b) As of June 3, 2014, the Reporting Persons beneficially owned 0 shares of Common
Stock, constituting approximately 0.0% of the shares of Common Stock outstanding.

(c) See Item 4.

(e) June 3, 2014.

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 12 of 13 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 4, 2014

BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P.,
its investment manager

By:	Asgard Investment Corp. II,
its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

DOUBLE BLACK DIAMOND OFFSHORE LTD.

By:	Carlson Capital, L.P.,
its investment manager

By:	Asgard Investment Corp. II,
its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

DOUBLE BLACK DIAMOND INTERMEDIATE LTD.

By:	Asgard Investment Corp. II,
its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

CUSIP No. 29270U303	SCHEDULE 13D/A	Page 13 of 13 Pages

DOUBLE BLACK DIAMOND, L.P.

By:	Carlson Capital, L.P.,
its investment manager

By:	Asgard Investment Corp. II,
its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

CARLSON CAPITAL, L.P.

By:	Asgard Investment Corp. II,
its general partner

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

ASGARD INVESTMENT CORP.

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

ASGARD INVESTMENT CORP. II

By:	/s/ Clint D. Carlson
Name:	Clint D. Carlson
Title:	President

/s/ Clint D. Carlson
Clint D. Carlson

/s/ Steven J. Pully
Steven J. Pully